Exhibit 10.17

                                 PROMISSORY NOTE

$600,000.00                                                         July 9, 2004
                                                              St. Marys, Georgia

      FOR VALUE RECEIVED, AmeriFirst, Inc., a Delaware corporation, (hereinafter referred to as the "Debtor"), promises to pay to the order of Lee Tawes (hereinafter referred to as "Holder"), at such place as the Holder may designate in writing, the principal sum of Six Hundred Thousand Dollars ($600,000), or such portion thereof as shall have been advanced by Holder, together with interest at a rate equal to eight (8%) percent per annum on the unpaid balance in lawful money of the United States, which shall be legal tender in payment of all debts and due, public and private, at the time of payment as follows:

      Payments of principal and interest shall be payable in full to Holder from the Net Operating Income of Debtor in accordance with the provisions of
      Section 3 of that certain Letter Agreement dated of even date herewith and attached hereto as Exhibit A; provided, however, the repayment of this Note shall be subordinate to the repayment of the Operational Loans (as defined in the Letter Agreement) and subject to the terms of the Letter Agreement and any definitive documentation executed by AmeriFirst, the Shareholders and Tawes, incorporating the terms thereof.

      This Note may be prepaid, in full or in part, at any time, without the payment of any prepayment fee or penalty. Any payments shall first be applied to accrued interest and the balance against the principal.

      If Debtor shall fail to perform any of Debtor's obligations hereunder, then a default of Debtor's obligations hereunder shall be deemed to have occurred.

      No delay on the part of the Holder in exercising any right under this Note shall operate as a waiver of the right or of any other right under this note. The waiver of a right on any one occasion shall not be construed as the waiver of the right or remedy on any future occasion.

      The Debtor  hereby  waives  presentment  for  payment,  demand,  notice of non-payment, notice of protest and protest of this Note, and diligence in collection or bringing suit. If the Debtor is in default and all indebtedness owing under this Note is due and payable, the Debtor agrees to pay the Holder's costs of collection, including reasonable attorney's fees and court costs incurred by the Holder in enforcing collection of this Note.
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      Debtor  acknowledges  that  Holder may  assign  this Note to any person or entity at any time without prior notice to Debtor. This obligation shall bind the Debtor and the Debtor's successors and assigns, and the benefits hereof shall inure to the Holder hereof and his successors and assigns.

                                       AMERIFIRST, INC., a Delaware corporation

                                       By: /s/ John G. Tooke
                                           ------------------------------------
                                           John G. Tooke, President

STATE OF GEORGIA

COUNTY OF CAMDEN

      The foregoing instrument was executed, acknowledged and delivered before me this 9th day of July 2004 by John G. Tooke, President of AmeriFirst, Inc., a Delaware corporation, who has produced a Florida Drivers License as identification.

                                                 /s/ Chinesia Sykes
                                       -----------------------------------------
                                       Notary Public, State and County
                                         Aforesaid
                                       Print Name:  Chinesia Sykes
                                       My commission expires: 8/21/05
SEAL                                   My commission number: